Exhibit 10.15

2017 Annual Corporate Incentive Plan

Name: [ ]	Manager: [ ]

Job Title: [ ]	Department: [ ]

Incentive Compensation Program Guidelines

The Company Incentive Compensation Program has been developed to track and objectively measure key areas of responsibility for certain positions. It is specially designed to financially reward those employees who meet expectations and excel in supporting bottom line profitability for the company.

There are many other important areas of responsibilities and duty which are required but are not specially addressed in this compensation plan. While this plan purposefully rewards an employee for meeting several defined expectations, the plan in no way attempts to define or provide bonus compensation for all of the functions performed in the course of daily work.

The bonus plan consists of these components:

Company Financial Performance

The company financial performance objective will be based on meeting an Adjusted EBITDA goal. If this target is met, then the maximum % listed below for company financial performance will be paid out.

Individual/Departmental Goals and Objectives

Accomplishment of stated Individual/Departmental Goals and Objectives will determine the % of the yearly bonus to be awarded. (maximum % of for goals and objective of your total eligible incentive bonus is listed above). Not all goals and objectives will need to be met to receive a portion of the bonus.

The individual/departmental goals and objectives are designed to align with the strategic goals of the Company for the plan year. These goals may be revisited and revised on a quarterly basis depending on company growth, business needs and future expectations.

The bonus will be calculated on the fiscal year (January to December) results for both categories. Employees must be employed at the time of calculation in order to receive any portion of the bonus. Employees, who are demoted or otherwise become non-eligible for the plan during the year, will not receive any portion of the bonus. Employees who are employed but inactive for a period of more than thirty (30) days during the year will receive a pro-rated payout of their earned bonus. Payouts will be made by the 28th of the second month following the end of the plan year. Applicable taxes and other statutory deductions will apply.

The company may at anytime revise, enhance or discontinue this bonus program, as well as determine who is eligible for the program.

Incentive Plan Eligibility Summary

Company Financial Objectives incentive as a % of base salary:	[ ]

Personal Objectives incentive as a % of base salary:	[ ]

Total incentive as a % of base salary (Financial + Personal):	[ ]

Company Financial Objectives

	Plan	% of base salary
Financial Plan #1	Company Consolidated Financial Plan	[ ]
Financial Plan #2 (if any)

Personal Objectives

Self:	Title: [ ]

Title: [ ]

	Start: [ ]	Due: 31-Dec-2017

Self:	Title: [ ]

Title: [ ]

	Start: [ ]	Due: 31-Dec-2017

Employee Advisement & Acceptance

By clicking on ‘complete’, I acknowledge that I am committing towards meetings these objectives and I accept the terms and conditions of the corporate objectives program.

HR Rep: [            ] (electronic signature for the evaluation of [            ])

Date (dd-MM-yyyy): [            ]

Electronic confirmation: [            ]